Exhibit 10.2

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION

TO:

We are pleased to notify you that, by action of the Compensation Committee of the Board of Directors on 11-18-05, you have been granted a non-qualified stock option to purchase Jo-Ann Stores, Inc. Common Shares at an option price of $12.42 per share. The stock option is subject to the terms of the Company’s 1998 Incentive Compensation Plan and the Committee Rules implementing the Plan.

At this time, we wish to call your attention to several of the important aspects of the stock option granted to you. This summary is not intended to be a complete explanation of your rights or the grants and is qualified in its entirety by reference to the Plan and the Committee Rules.

This stock option shall be exercisable as to one-half of the shares on March 1, 2009 and one-half of the shares on March 1, 2010. Please refer to Section II(6) of the Committee Rules for a description of the limited circumstances in which your stock option may be exercised after you terminate employment.

You will not realize any income from the grant of this stock option; however, upon payment of the option price in cash, the excess of the fair market value of the shares on the date of exercise will be taxed as compensation to you. Payment of the option price with Common Shares will also result in income taxable to you in an amount equal to the difference between the fair market value of the additional shares received and the cash, if any, paid as part of the option price.

If a one-half installment of the number of shares subject to the option would otherwise include a fraction of a share, that installment (unless it is the last installment) shall be rounded up to the next larger number of full shares.

You are not permitted to sell or assign this stock option to anyone other than your spouse, your children, other lineal descendants, or a trust for their benefit. The option will terminate, and your right to purchase shares of Common Stock shall expire on 11-18-2012.

This stock option may only be exercised by delivery to the Supervisor, Financial Services of the Company a signed copy of the Election to Exercise Stock Option form attached to this Notice. Please note that full payment of the option price must accompany the Election to Exercise Stock Option.

As stated above, this grant of a stock option is further subject to all the terms and conditions of the Plan and the Committee Rules.

JO-ANN STORES, INC.

By:

DATE OF
NOTICE: 11-18-2005

The undersigned hereby accepts the stock option referenced to above in accordance with the terms of this Notice.

Date: , 2005 By: